EXHIBIT 10.2
FIRST AMENDMENT TO AGREEMENT
     THIS FIRST AMENDMENT TO AGREEMENT IS MADE AND ENTERED INTO at Cleveland, Ohio this 9th day of November, 2006 by and between FOREST CITY ENTERPRISES, INC., an Ohio corporation, of Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio 44113-2267, hereinafter referred to as “Company”, and CHARLES A. RATNER of 16980 South Park Boulevard, Shaker Heights, Ohio, hereinafter referred to as “Employee”.
     WHEREAS, the Company and the Employee desire to amend the Employment Agreement dated July 20, 2005 as specifically stated herein:
     NOW, THEREFORE, for good and valid consideration, the company and Employee agree to amend the Agreement dated July 20, 2005, and effective as of February 1, 2005, as follows:
     The following new paragraph number 7 is added to the Agreement:
“ 7. Noncompetition: The Company acknowledges that the Employee owns and will continue to own, alone or in conjunction with others, certain retail and residential properties which have not been transferred to the Company. These properties may be managed, developed, expanded, operated and sold by the owners, independently of the business of the Company. Should Employee sell property, Employee may purchase additional property, to effectuate a Section 1031 tax free exchange under the Internal Revenue Code, with the prior approval of the Audit Committee. Except for this property, and any potential purchase of property to effect a tax deferred transaction, Employee will engage in all business activities of the type conducted by the Company only through and on behalf of the Company, as long as he is employed by the Company. Employee further agrees to update the disclosure of real estate holdings on an annual basis in connection with the Company’s annual conflict of interest questionnaire distributed to management, as required by the Audit Committee of the Board of Directors.
Employee may invest in commercial, industrial and residential real estate properties or projects as a passive investor holding directly and indirectly, up to 10 percent (10%) of the equity of any such entity, as long as such ownership interest is not deemed a majority or controlling interest in the entity. For purposes of this provision, Employee will be deemed to be a passive investor in an entity only if he does not, directly or indirectly, participate in or control either the day to day or strategic management of the entity.”
     All other terms and conditions of the Agreement, except as modified herein, shall remain unchanged by this First Amendment.
     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

FOREST CITY ENTERPRISES, INC.

By:	/s/ ALBERT B. RATNER

ALBERT B. RATNER, Co-Chairman of the Board

By:	/s/ THOMAS G. SMITH

THOMAS G. SMITH, Secretary

/s/ CHARLES A. RATNER

CHARLES A. RATNER, Employee